UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  November 4, 2005

DexCom, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-51222	33-0857544
(Commission File Number)	(IRS Employer Identification No.)

5555 Oberlin Drive, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

(858) 200-0200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Effective November 1, 2005, Jorge Valdes joined DexCom, Inc. (the “Company”) as Vice President of Engineering pursuant to an offer letter agreement.  Mr. Valdes will be entitled to a yearly salary of $200,000.   Upon joining the Company, Mr. Valdes also received a signing bonus of $50,000.  In addition, Mr. Valdes received an option to purchase 100,000 shares of the Company’s common stock.  The option will vest over a period of four years.

The offer letter also contains a change of control arrangement, which provides that in the event of a change of control and in connection with, or 12 months following, the change of control, the Company terminates Mr. Valdes’ employment without cause or constructively terminates Mr. Valdes, all unvested shares of the Company’s common stock subject to all options granted to Mr. Valdes will fully vest. The Company has also agreed that in the event it terminates Mr. Valdes without cause, then Mr. Valdes will receive six months salary as severance. In each case, the Company’s obligation to make any severance payments is expressly conditioned upon Mr. Valdes’ execution and delivery of a general release and waiver of all claims.

Prior to joining DexCom, Mr. Valdes was Vice President of engineering at Advanced Fibre Communications (AFC) from July 1999 until its sale to Tellabs in 2004. In his role as vice president, he had responsibility for all engineering centers and led the development effort to add broadband capability to AFC’s platforms. In 2004 Mr. Valdes became general manager for the fiber to the premise (FTTP) business where he led the effort to deliver the FTTP system selected by a major telephone company to revamp their network for voice, video and data services.

From 1985 until he joined AFC, Mr. Valdes held positions at Racal-Datacom in engineering management, product development, and product management. He was the development lead of the Excalibur DAP product line, which achieved number one market share in its marketplace.

Mr. Valdes holds two U.S. patents in communications. He received his bachelor’s degree in electrical engineering and M.B.A. from the University of Miami (Florida).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DEXCOM, INC.

By:	/s/ Steven J. Kemper
Steven J. Kemper
Chief Financial Officer

Date:  November 4, 2005